Exhibit 21.1

PMC-SIERRA, INC.

LIST OF SUBSIDIARIES

1.               PMC-Sierra Ltd., organized under the laws of British Columbia, doing business only under its official name or under PMC-Sierra, Inc.

2.               PMC-Sierra International Inc., organized under the laws of Barbados, doing business only under its official name or under PMC-Sierra, Inc.

3.               PMC-Sierra Europe Ltd., organized under the laws of the United Kingdom, doing business only under its official name or under PMC-Sierra, Inc.

4.               PMC-Sierra Ireland Limited, organized under the laws of the Ireland, doing business only under its official name or under PMC-Sierra, Inc.

5.               PMC-Sierra US, Inc., organized under the laws of Delaware, doing business only under its official name or under PMC-Sierra, Inc.